Exhibit 99.2

LIBERTY MEDIA CORPORATION ANNOUNCES COMPLETION OF COMBINATION OF LIBERTY STARZ AND LIBERTY CAPITAL TRACKING STOCKS

Englewood, Colo, November 28, 2011 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LSTZA, LSTZB) (“Liberty”) today announced that it completed the elimination of its tracking stock structure by converting (the “Conversion”) each share of its Liberty Starz common stock into 0.88129 of a share of the corresponding series of Liberty Capital common stock, with cash paid in lieu of fractional shares, effective at 5:00 p.m., New York City time on Monday, November 28, 2011. Except with respect to the receipt by Liberty stockholders of cash in lieu of fractional shares, the Conversion is intended to be tax-free for U.S. federal income tax purposes. As previously announced, in connection with the completion of the Conversion, Liberty's two remaining series of common stock, its Series A and Series B Liberty Capital common stock, will trade under the new Nasdaq symbols LMCA and LMCB, respectively, beginning on Tuesday, November 29, 2011.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Starz, LLC, SiriusXM, Live Nation and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:	Courtnee Ulrich
(720) 875-5420